NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                           PROSPECTUS SUPPLEMENT NO. 4
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 16,886,267 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On March 31, 2006, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is March 31, 2006.
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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2006
                                                   --------------


                       Network-1 Security Solutions, Inc.
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             (Exact name of registrant as specified in its charter)


          Delaware                     1-14896                    11-3027591
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(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)             Identification No.)



              445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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

ITEM 8.01   OTHER EVENTS

     On March 27, 2006, the Company issued a press release announcing that it had received $1.5 million from the exercise of 1,352,152 common stock purchase warrants that expired on March 22, 2006. The warrants were originally issued in December 1999 as part of a private financing and were each exercisable for one share of the Company's common stock at exercise prices ranging from $1.00 to $1.11 per share. The text of the Company's press release is furnished as Exhibit
99.1 and is incorporated herein by reference.

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

     On March 29, 2006, the Company entered into an amendment to its Employment Agreement with Corey M. Horowitz, Chairman and Chief Executive Officer, pursuant to which the anti-dilution protection offered Mr. Horowitz was extended until November 26, 2006. The amendment provides that if the Company completes an equity financing (including securities exercisable or convertible into equity) at anytime prior to November 26, 2006, Mr. Horowitz shall be issued options by the Company to purchase such number shares of common stock so that he maintains the same derivative ownership percentage (as defined in the employment agreement) that he owned as of November 2004 (at the time of execution of the employment agreement); provided; that, such anti-dilution protection shall be provided to Mr. Horowitz up to a maximum future Company financing of $2.5 million. The text of the amendment is filed as Exhibit 10.1 hereof.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number          Description
--------------          -----------

10.1 Letter Agreement, dated March 29, 2006, between the Company and Corey M. Horowitz.

99.1                    Press Release, dated March 27, 2006






                                        2
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                                    SIGNATURE


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                       NETWORK-1 SECURITY SOLUTIONS, INC.


Dated: March 31, 2006                  By: /s/ David Kahn
                                           ------------------------------
                                           Name: David Kahn
                                           Title: Chief Financial Officer

                                                                    EXHIBIT 10.1
                                                                    ------------

                       Network-1 Security Solutions, Inc.
                           445 Park Avenue, Suite 1028
                              New York, N.Y. 10022



                                 March 29, 2006


Corey M. Horowitz, Chairman & CEO
Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1028
New York, New York  10022

                 Re:  Extension of Anti-dilution Protection

Dear Corey:

     This letter shall confirm that Section 6(b) of your Employment Agreement, dated November 26, 2004, with Network-1 Security Solutions, Inc. (the "Employment Agreement") is hereby amended as follows (all capitalized terms herein shall have the same meaning as set forth in the Employment Agreement):

     "At anytime during the period ended November 26, 2006, in the event that the Company completes a financing (either a single transaction or series of transactions) consisting of the issuance of common stock or any other securities convertible or exercisable into common stock, (exclusive of securities issued upon exercise of outstanding options, warrants or other convertible securities), Executive shall receive (at the closing of such financing) from the Company, at the same price as the securities issued in the financing, such number of additional options to purchase Common Stock so that Executive maintains his Derivative Ownership Percentage, provided, that, the provisions of this paragraph shall provide anti-dilution protection to Executive up to a maximum financing of $2.5 million. Such additional options to be issued to Executive shall immediately vest on the date of grant and shall contain substantially the same provisions as the Options issued pursuant to Section 6(a) hereof."


     Please sign below to confirm our understanding.


                                       Very truly yours,

                                       Newtork-1 Security Solutions, Inc.

Agreed and Accepted:                   By:  /s/ David Kahn
                                           -------------------------------------
                                           David Kahn, Chief Financial Officer
 /s/ Corey M. Horowitz
--------------------------------
Corey M. Horowitz

                                                                    EXHIBIT 99.1
                                                                    ------------


            NETWORK-1 RECEIVES $1.5 MILLION FROM EXERCISE OF WARRANTS

NEW YORK, March 24, 2006 -- Network-1 Security Solutions, Inc. (OTC Bulletin
Board: NSSI), today announced that it had received $1.5 million from the exercise of 1,352,152 common stock purchase warrants that expired on March 22, 2006. The warrants were originally issued in 1999 as part of a private financing and were each exercisable for one share of Network-1 Common Stock at prices ranging from $1.00 to $1.11 per share.

            Network-1 is currently involved in maximizing the value of its intellectual property portfolio and is focusing its efforts on licensing its Remote Power Patent (U.S. Patent No. 6,218,930). The Remote Power Patent relates to, among other things, several key technologies underlying the IEEE 802.3af Power over Ethernet (PoE) standard that was approved on June 13, 2003 by the Institute of Electrical and Electronic Engineers (IEEE) (the Standard). The Standard governs the delivery of Power over Ethernet cables in order to power network connected devices including, among others, VoIP phones, wireless LAN access points and IP network cameras.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. As part of its business strategy it is offering licenses to third parties who Network-1 believes could benefit from the technologies covered by its patents. In February 2004, the Company initiated its licensing efforts relating to its patent (U.S. Patent No. 6,218,930) covering the remote delivery of Power over Ethernet cables.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.


CONTACTS:
Company
-------
Network-1 Security Solutions, Inc.
Corey M. Horowitz, 212-829-5770
Corey@Network-1.com
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Or
Investors
---------
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net
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